Exhibit 12.1

TELEFONICA DE ARGENTINA S.A.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Unaudited Three- Month Period Ended March 31, 2003	Twelve- Month Fiscal Year Ended December 31, 2002	Unaudited Twelve- Month Fiscal Year Ended December 31, 2001	Three-Month Fiscal Year Ended December 31, 2001	Unaudited Three-Month Period Ended December 31, 2000	Twelve-Month Fiscal Year Ended September 30,
						2001	2000	1999	1998(1)
	(in millions of constant pesos as of February 28, 2003, except for ratio)	(in millions of constant pesos as of December 31, 2002, except for ratio)
Argentine GAAP

Fixed Charges:
Interest capitalized	1	8	61	5	31	87	116	129	155
Interest expense	141	681	319	81	76	314	312	260	209
Amortization of debt expense	2	7	9	2	2	9	7	4	1
Interest component of rental expense	4	27	29	8	12	33	33	27	20

Fixed Charges	148	723	418	96	121	443	468	420	385

Earnings:
Income (loss) before income taxes and income/loss on equity investments	565	(3,441)	685	(3)	270	955	1,198	1,379	1,665
Fixed charges	148	723	418	96	121	443	468	420	385
Depreciation of interest capitalized	8	72	29	17	15	61	55	47	39
Less:
Interest capitalized	(1)	(8)	(61)	(5)	(31)	(87)	(116)	(129)	(155)

Earnings	720	(2,654)	1,071	105	375	1,372	1,605	1,717	1,934

RATIO OF EARNINGS TO FIXED CHARGES	4.9	(a)	2.6	1.1	3.1	3.1	3.4	4.1	5.0

(a)	The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit.
(1)	Figures have not been restated to reflect the effect of our reorganization transactions. See our Annual Report on Form 20-F for the fiscal year December 31, 2002. Does not include the effect of subsidiaries under joint venture with Telecom.

TELEFONICA DE ARGENTINA S.A.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Unaudited Three- Month Period Ended March 31, 2003	Twelve- Month Fiscal Year Ended December 31, 2002	Unaudited Twelve- Month Fiscal Year Ended December 31, 2001	Three-Month Fiscal Year Ended December 31, 2001	Unaudited Three-Month Period Ended December 31, 2000	Twelve-Month Fiscal Year Ended September 30,
						2001	2000	1999	1998(1)

US GAAP (in millions of historical pesos)

Fixed Charges:
Interest capitalized		4		2		54	61	60	71
Interest expensed		575		37		144	179	137	96
Amortization of debt expense		1		1		4	3	2	0
Interest component of rental expense		9		3		12	23	16	9

Fixed Charges		589		43		214	266	215	176

Earnings:
Income (loss) before income taxes and income/loss on equity investments		(3,408)		(1,396)		424	547	569	678
Fixed charges		589		43		214	266	215	176
Depreciation of interest capitalized		33		8		28	25	21	18
US GAAP adjustment		2		1		3	3	3	3
Less:
Interest capitalized		(4)		(2)		(54)	(61)	(60)	(71)

Earnings		(2,788)		(1,346)		615	780	748	804

RATIO OF EARNINGS TO FIXED CHARGES	N/A	(a)	N/A	(a)	N/A	2.9	2.9	3.5	4.6

(a)	The ratio of earnings to fixed charges is not meaningful for periods that result in a deficit.
(1)	Figures have not been restated to reflect the effect of our reorganization transactions. See our Annual Report on Form 20-F for the fiscal year December 31, 2002.